Exhibit 99.1
Stanley-Martin Communities, LLC Reports First Quarter 2007 Results
Reston, Virginia, May 9, 2007
Stanley-Martin Communities, LLC (‘the Company’) announces financial results for the three month period ended March 31, 2007. Stanley-Martin preliminary financial highlights are as follows:
•	First quarter 2007 revenues of $28.7 million decreased 37.5% from first quarter 2006 revenues of $45.9 million.

•	Net income for the first quarter 2007 was $1.2 million, down $5.1 million or 81.0% from $6.3 million in the first quarter 2006.

•	Net new orders declined 4.3% to 90 in the three month period ended March 31, 2007 from 94 in the same period in 2006. The aggregate value of new orders was $51.8 million in the first quarter 2007, down $3.8 million or 6.8% from $55.6 million a year earlier.

•	At March 31, 2007, our backlog was 133 homes with an aggregate contract price of $77.8 million, down from 223 homes with an aggregate contract price of $135.4 million at March 31, 2006.
Significant Activity:
     On September 22, 2006, Neighborhood Holdings, LLC (‘Holdings’) contributed its entire investment in Wildewood Residential, LLC (‘Residential’), previously a wholly owned subsidiary of Holdings, to Neighborhoods Capital, LLC (‘Capital’), a wholly owned subsidiary of the Company. Prior to the contribution, Capital had an agreement with Residential to purchase lots over the course of a ten year period suitable for single family homes in St. Mary’s County, Maryland as described in the ‘Purchase Agreements’ section of ‘Certain Relationships and Related Transactions’ in our Form 10-K filed March 27, 2007. Upon the contribution of the membership interests in Residential to Capital, the purchase agreement was terminated. Residential will continue to develop single family homes on the property it owns.
     Consistent with SFAS 141, “Business Combinations,” the contributed assets and liabilities have been recorded at their carrying amounts. The financial statements include the results of operations for the period in which the transfer occurred as though the transfer of net assets or exchange of equity interests had occurred at the beginning of the period. Results of operations for the periods thus comprise those of Residential and the Company combined from the beginning of the period to the date the contribution was completed and those of the combined operations from the date of contribution to the end of the period. The effects of inter-company transactions have been eliminated. Similarly, the Company presents the statement of financial position and other financial information as of the beginning of the period as though the assets and liabilities had been transferred at that date. Financial statements and financial information presented for prior periods have been restated to furnish comparative information.
Results of Operations:
Three Months Ended March 31, 2007 (2007) Compared to Three Months Ended March 31, 2006 (2006).
     Revenue. Total revenues for 2007 were $28.7 million, down $17.2 million or 37.5% from $45.9 million for 2006. Homebuilding sales were $26.4 million in 2007, off $16.7 million or 38.7% from $43.1 million in 2006. The decrease in homebuilding sales was the result of a 26.3% decrease in the number of homes delivered and a 16.8% decrease in the average price of a delivered home offset by a reduction in the average time it takes to construct a home.
     During 2006, we delivered 57 homes with an average sales price of $756,000 compared to 42 homes with an average sales price of $629,000 in 2007. No townhomes were delivered in 2006. In 2007, we delivered 11 townhomes and 31 single family homes. The 11 townhomes had an average sales price of $605,000. The 31 single family homes delivered had an average sales price of $638,000. The decrease in the average sales price is due to the decline in demand within the market place and a shift in the product mix being offered by the Company.
     We include the revenues of our mortgage services and title insurance services subsidiaries in financial services revenues. Financial services revenues were $2.2 million in 2007, down 21.4% from $2.8 million in 2006. The decrease in revenues when compared to the same quarter in the prior year was driven by a 37.8% decrease in the number of loans originated offset by a 12.0% increase in the average size of the loans on which the fees are based. Our homebuyers accounted for 16.1% of Heritage Mortgage’s business in 2007, down from 16.2% in 2006.
     During 2007, First Heritage Mortgage, LLC (“Heritage Mortgage”), our mortgage company, was responsible for handling the financing needs of 83.3% of our homebuyers, up from 57.9% in 2006. First Excel Title, LLC, our title company, was responsible for underwriting title insurance for 90.6% of our Virginia homebuyers in 2007, up from 80.7% in 2006. Financial services revenues were 7.7% of total 2007 revenues, up from 6.1% a year earlier.
     New Orders and Backlog. The number of new orders declined 4.3% to 90 in 2007 from 94 in 2006. The aggregate value of new orders was $51.8 million in 2007, down $3.8 million or 6.8% from $55.6 million a year earlier. The average sales price for single family and townhomes together declined from $591,000 in 2006 to $576,000 in 2007. This 2.5% decline in the average sales price when compared to the same period in the prior year is due to both a change in product type and reduced net sales prices given competitive market conditions. In 2006, 83.0% of the new orders were single family homes. In 2007, 55.6% of the new orders were single family. 2007 new orders were comprised of 50 single family homes with an average sales price of approximately $590,000 and 40 townhome new orders with an average sales price of approximately $558,000. In 2006, there were 78 single family new orders with an average sales price of $637,000 and 16 townhome new orders with an average sales price of $289,000.
     We opened our Wildewood neighborhood in Maryland for new orders in September 2005. During 2007, Wildewood contributed 20 new orders with an average price of $391,000 and Virginia generated 70 new orders with an average price of $628,000. During 2006, Wildewood contributed 42 new orders with an average sales price of $426,000 and Virginia generated 52 new orders with an average sales price of $725,000. Thus, Virginia new orders increased 34.6% while the number of Wildewood new orders declined 52.4%. Virginia generated 55.3% of the total 2006 new orders and 77.8% of the total 2007 new orders. The average selling price in Virginia declined 13.4% from 2006 to 2007 while the Wildewood average selling price declined 8.2% over the same period.
     While we have made a modest change to our discount policy, many competitors continue to advertise substantial discounts for select product. We feel this practice has created an expectation in new homebuyers that discounts will be forthcoming from all builders. Although not all builders will aggressively discount their product, the time frame in which a homebuyer makes a purchase decision has been significantly impacted.
     At March 31, 2007, our backlog was 133 homes with an aggregate value of $77.8 million, down from 223 homes with an aggregate value of $135.4 million a year earlier. The average sales price in backlog at March 31, 2007 was $585,000, down $22,000 or 3.6% from $607,000 a year earlier. Just as with new orders, the decrease in average sales price in backlog is due to a change in product mix as well as a more competitive market. The backlog has been further reduced due to a decrease in the average construction period of the homes. As of March 31,

2007, 76 single family homes were in backlog with an average sales price of $606,000, down from 189 single family homes with an average sales price of $656,000 a year earlier. As of March 31, 2007, 57 townhomes were in backlog with an average backlog price of $557,000. A year earlier, 34 townhomes were in backlog with an average backlog price of $337,000.
     Gross Homebuilding Margin. The gross homebuilding margin in 2007 was $6.3 million or 23.8% of homebuilding sales, down from $12.3 million or 28.5% of homebuilding sales in 2006. The decline in the homebuilding margin was due to a decline in the volume of homes sold, a decline in the average sales price which is the result of the decline in demand in the market place and a change in the product mix. The decline in the gross homebuilding margin was offset in part by a decrease in the average time it took to construct a home and the effect of cost reductions negotiated in late fiscal year 2006. We expect the homebuilding margin throughout 2007 to remain at or be slightly below 2006 levels due to increased competition in the market place and lower anticipated average sales prices.
     Selling and Marketing Expenses. Total selling and marketing expenses in 2007 decreased $0.6 million, or 22.2%, to $2.1 million from $2.7 million in 2006. Selling and marketing expenses as a percent of homebuilding sales increased to 8.0% in 2007 from 6.3% in 2006. The increase in selling and marketing costs as a percent of homebuilding sales is due to the increase in closing costs and discounts offered to meet market demands and marketing in the competitive market.
     General and Administrative Expenses. Total general and administrative expenses in 2007 decreased approximately $1.5 million or 22.4% to $5.2 million from $6.7 million in 2006. General and administrative expenses as a percentage of total revenues increased to 18.1% in 2007 from 14.6% in the same period in 2006. The decrease in general and administrative expenses was primarily due to a decrease in personnel costs and professional fees. The increase in the ratio of general and administrative costs to total revenues is due to the reduced revenues and fixed cost nature of some of the general and administrative costs. Homebuilding general and administrative expenses were $3.3 million or 12.4% of homebuilding revenue in 2007, down from $4.5 million or 10.4% a year earlier. While homebuilding general and administrative expenses declined 26.7% year to year, the ratio of general and administrative expenses to homebuilding revenue increased due to the fixed nature of many expenses. Financial services general and administrative expenses were $1.9 million in 2007, down 13.6% from $2.2 million a year earlier. The nominal decline is due to the reduced business volume offset by the fixed nature of many expenses.
     Gain (loss) on Derivative Contracts. Our homebuilding segment utilizes derivative instruments to economically hedge our risk of interest rate fluctuations related to our variable rate line of credit. During the first quarter 2007, we had two interest rate swaps and one interest rate collar outstanding with an aggregate notational amount of $50 million under which we make fixed rate payments and receive variable interest payments. The loss on derivative contracts, net, was approximately $164,000 in the 2007. During 2006, we had two interest rate swaps and one interest rate collar outstanding with an aggregate notational amount of $50 million. The gain recorded on these derivative instruments was approximately $629,000 in 2006.
     Minority Interest. Minority interest expense represents the minority owners 25% interest in net income of Heritage Mortgage and the minority owners 49% interest in First Excel Title, LLC. Minority interest was $86,195 for 2007 and $178,566 in the first quarter 2006. The decrease in 2007 from 2006 is due to reduced business activity in both our mortgage and title companies.
     Net Income. Overall, net income for the first quarter 2007 was $1.2 million, off $5.1 million or 81.0% from $6.3 million in 2006. Our homebuilding segment experienced an 84.7% decrease in net income to $0.9 million in 2007 from $5.9 million in 2006. This decrease was primarily the result of the decrease in 2007 homebuilding sales revenue and a decline in gross homebuilding margin.
     Our financial services segment reported net income of $214,000 for 2007, down 45.7% from $394,000 in 2006. This decline reflects the slowdown in both our mortgage and title businesses.

Seasonality and Variability in Quarterly Results
     We have historically experienced, and expect to continue to experience, seasonal variability in our sales and net income on a quarterly basis. We believe that this seasonality reflects the tendency of homebuyers to shop for a new home in the spring with the goal of closing in the fall or winter as well as the scheduling of paving and construction to accommodate seasonal weather conditions. Additional factors that contribute to this variability include our ability to continue to acquire land and land options on acceptable terms, the timing of receipt of regulatory approval for development and construction, the condition of the real estate market and general and local economic conditions in the Washington, D.C. metropolitan area, prevailing interest rates and the availability of financing, both for us and for the purchasers of our homes and the cost and availability of materials and labor. Our historical financial performance is not necessarily a meaningful indicator of future results and may vary project to project and from quarter to quarter. Our revenue may fluctuate significantly on a quarterly basis. Quarter to quarter comparisons should not be relied upon as a sole indicator of future performance.
Liquidity and Capital Resources
     Our financing needs depend on sales volume, asset turnover, land acquisition and inventory balances. We have incurred substantial indebtedness and may incur substantial indebtedness in the future to fund the growth of our homebuilding activities. During the first three months of 2007, we purchased approximately $1.4 million of land, before any purchase adjustments, using available cash and borrowings under our $150.0 million senior secured facility. While we continue to purchase some finished lots from third party developers, our primary focus is on the purchase of land for development. We will continue to evaluate all of our alternatives to satisfy our demand for lots in the most cost effective manner. As of March 31, 2007 the Company controls 2,529 lots of which 2,382 (94.2%) lots are owned and 147 (5.8%) lots are under option contracts.
     We assess our liquidity in terms of our ability to generate cash to fund our operating activities. We finance our land acquisitions, land improvements, homebuilding, development and construction activities from internally generated funds, and our senior secured credit facility. The senior secured credit facility is a three-year facility that matures on December 1, 2009 and can be extended one year every December 1 subject to the lender’s approval. As of March 31, 2007, we had $71.5 million borrowed on our senior secured credit facility. Our borrowing capacity under the senior secured credit facility is dependent on borrowing base calculations stipulated in the facility agreement. At March 31, 2007, these calculations allowed for additional borrowings of up to $61.7 million over the $71.5 million already on the line of credit. Borrowings under the senior secured credit facility are secured by land and construction work-in-progress and carry a floating interest rate of one month LIBOR plus a margin that ranges from 175 to 225 basis points. As additional parcels of land owned by the Company are added to the borrowing base, the Company can continue to increase its borrowing capability.
     A $10 million warehouse line of credit provides financing for mortgage loans originated by Heritage Mortgage. Amounts outstanding under this warehouse line of credit are repaid at the time the mortgage loans are sold to a permanent investor. The warehouse line of credit currently bears interest at the Federal Funds Rate plus 1.00%. George Mason Mortgage, LLC (“Mason”) is the principal borrower under the $10 million warehouse facility with Cardinal Bank, and Heritage Mortgage is jointly and severally liable with Mason for the obligations under the warehouse facility as an accommodation party (which in this case is equivalent to a guarantor). Accordingly, Heritage Mortgage bears no interest cost nor has any outstanding borrowings on the warehouse facility because ownership of the originated mortgage loans is transferred to Mason concurrent with Heritage Mortgage’s closing of the loans with the borrowers.
     Neighborhood Holdings, LLC, our parent, has substantial obligations to make distribution payments on its outstanding Class A membership interests. Neighborhood Holdings is obligated to pay approximately $350,000 a month to the holders of Class A membership interests. Class A membership interests will be redeemed in installments on June 30, 2007, June 30, 2008, June 30, 2009, and June 30, 2010. As of May 10, 2007, the redemption amounts due on the dates listed above are $0.2 million, $11.2 million, $12.8 million, and $10.9 million respectively. Neighborhood Holdings has the right to request the holders of the Class A membership interests to roll forward for a three year period the obligations due on each of the redemption dates. In the four and a half years during which Neighborhood Holdings has been obligated to make similar annual payments, 100% of the holders of the Class A membership interests have agreed to roll the redemption date forward three years. There is no assurance that these holders will continue to accede to any future requests to defer payment. In addition, from time to time, Neighborhood Holdings makes distribution payments on its Class B membership interests, a portion of which may be used to fund the tax obligations of the beneficial holders thereof, Martin K. Alloy and Steven B. Alloy, which are attributable to our income by virtue of our being a “pass-through” entity for income tax purposes. Neighborhood Holdings relies on distributions from its subsidiaries, including us, to fund these payments. For the first quarter of 2007 and the first quarter of 2006, there were no distributions to Class B members.
     We believe that our available financing is adequate to support operations and planned land acquisitions through 2009.
     Cash Flows used in Operating Activities. Net cash used in operating activities was $10.5 million in 2007, down 83.2% from the net cash used in operating activities of $62.5 million in the same quarter a year earlier. The decrease in net cash used in operating activities was primarily the result of a significant decrease in cash used to purchase real estate inventory. The change in real estate inventory was $10.9 million in 2007 as compared to $68.4 million in 2006 and was the result of a reduction in purchases of land, a decrease in land development activities, and lower delivery of homes.
     Cash Flows used in Investing Activities. Net cash used in investing activities in 2006 represents the increase in office furniture and equipment of approximately $502,000 due to the purchase of leasehold improvements related to our relocation of our corporate offices. Property and equipment purchases were approximately $15,000 for 2007.
     Cash Flows provided by Financing Activities. Cash provided by financing activities was $14.4 million in 2007, down 49.5% from $28.5 million a year earlier. In 2007, we borrowed $18.8 million on our line of credit and repaid a $2.8 million seller note related to property we acquired in late 2006. In 2006, we drew $54 million on our line of credit and repaid $25.4 million of purchase money deed of trust notes. Distributions to members were not made in the first quarter 2006. Distributions to members were $1.5 million in 2007. Distributions to minority partners decreased from approximately $124,000 in 2006 to approximately $116,000 in 2007.
     The Trust Indenture related to the senior subordinated notes permits payments of distributions including but not limited to the following: a) a permitted tax dividend to allow the direct and indirect beneficial owners of the equity interests to pay taxes on the net income generated by Stanley-Martin Communities, LLC; b) up to $4.0 million each calendar year to allow Neighborhood Holdings to make required monthly payments to the Neighborhood Holdings Series A Investors; c) up to $500,000 each calendar year to allow Neighborhood Holdings to pay overhead expenses incurred in the ordinary course of business; and d) an aggregate $5.0 million of additional ‘Restricted Payments’ (as defined therein) from the Issue Date. In addition, the Trust Indenture provides that up to fifty percent (50%) of consolidated net income for a period may be distributed only to the extent certain ratios are maintained (the Ratio Exception as defined in the Trust Indenture).
Interest Costs:
     The Company capitalizes most interest costs to inventory during the development and construction period. Capitalized interest is charged to cost of revenues when the related inventory is delivered for sale. Interest incurred, capitalized and charged to cost of revenues for the three-month periods ended March 31, 2007 and 2006 is summarized as follows (amounts in thousands):

	Three months ended
	March 31, 2007	March 31, 2006
Interest incurred and capitalized	$4,850,080	$4,694,706
Interest cost unrelated to homebuilding, expensed	40,300	54,703
Interest amortized to cost of sales	1,056,285	1,206,582
Earnings Before Interest, Taxes, Depreciation and Amortization (‘EBITDA’)
     EBITDA means net income before (a) state and federal income taxes, (b) expensing of previously capitalized interest included in cost of sales for home building, (c) material noncash impairment charges, if any, and (d) homebuilding depreciation. Other companies may calculate EBITDA (or similarly titled measures) differently. We believe EBITDA information is useful to investors as a measure of our ability to service debt and obtain financing. However, it should be noted that EBITDA is not a U.S. generally accepted accounting principles (“GAAP”) financial measure. Due to the significance of the GAAP components excluded, EBITDA should not be considered in isolation or as an alternative to net income, cash flow from operations or any other operating or liquidity performance measure prescribed by GAAP.

	Three months ended
	March 31, 2007	March 31, 2006
Net income	$1,153,215	$6,324,532
Expensing of previously capitalized interest included in cost of sales	1,056,285	1,206,582
Impairment charges	—	—
Other non-capitalized interest	40,300	54,703
Depreciation	149,283	134,006

EBITDA	$2,399,083	$7,719,823

     Stanley-Martin is one of the largest private homebuilders in the Washington, D.C. metropolitan area engaged in the development of residential communities and the design, marketing and construction of single-family homes and townhomes. Stanley-Martin has operated in the Washington, D.C. metropolitan area homebuilding industry since 1966. Stanley-Martin markets homes to entry-level and first- and second-time move-up buyers. As a complement to the homebuilding operations, Stanley-Martin also originates title insurance and mortgages for their homebuyers.
STATEMENT ON FORWARD-LOOKING INFORMATION
     Certain information included herein and in our other reports, SEC filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Act of 1995, including, but not limited to, statements concerning our anticipated operating results, financial resources, changes in revenues, changes in profitability, interest expense, growth and expansion, the ability to acquire land, the ability to secure governmental approvals and the ability to open new communities, the ability to sell homes and properties, the ability to deliver homes from backlog, the average delivered prices of homes, the ability to secure materials and subcontractors, and the ability to maintain the liquidity and capital necessary to expand and take advantage of future opportunities. In some cases you can identify those so called forward-looking statements by words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project,” “intend,” “can,” “could,” “might,” or “continue,” or the negative of those words or other comparable words. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in our other reports, SEC filings, statements and presentations. These risks and uncertainties include local, regional and national economic conditions, the demand for homes, domestic and international political events, uncertainties created by terrorist attacks, the effects of governmental regulation , the competitive environment in which we operate, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, uncertainties and fluctuations in capital and securities markets, changes in tax laws and their interpretation, legal proceedings, the availability of adequate insurance at reasonable cost, the ability of our customers to finance the purchase of homes, the availability and cost of labor and materials, and weather conditions. Additional information concerning potential factors that we believe could cause our actual results to differ materially from expected and historical results is included in “Risk Factors” in our Form 10-K dated March 27, 2007. Moreover, the financial guidance contained herein related to our expected results of operations for fiscal 2007 reflects our expectations as of May 9, 2007 and is not being reconfirmed or updated herein or by the Quarterly Report on Form 10-Q.
     If one or more of the assumptions underlying our forward-looking statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.

STANLEY-MARTIN COMMUNITIES, LLC AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2007	2006
	(unaudited)
Assets

Cash and cash equivalents	$6,749,011	$2,845,724
Real estate inventory	293,231,013	281,965,819
Deposits and escrows, net	3,847,655	4,504,954
Property and equipment, net	2,000,704	2,135,396
Due from related parties	197,477	154,851
Accounts receivable	1,544,670	1,725,563
Deferred financing costs, net	4,587,294	4,724,913
Other assets	2,363,169	2,038,357

	$314,520,993	$300,095,577

Liabilities and Member ‘s Capital

Liabilities:
Debt	$221,500,000	$205,500,000
Accounts payable and accrued expenses	7,310,698	6,508,057
Due to related parties	10,492	9,020
Accrued interest payable	2,286,692	5,880,755
Purchaser deposits	4,215,086	2,802,833
Cost to complete and customer services reserves	5,798,201	5,592,766
Other liabilities	2,201,249	2,226,596

Total liabilities	243,322,418	228,520,027

Minority interest	420,915	451,105
Members’ capital	70,777,660	71,124,445

	$314,520,993	$300,095,577

Condensed Consolidated and Combined Statements of Operations and Member’s
Capital/Stockholders’ Equity
(unaudited)

	Three months ended March 31,
	2007	2006
Revenues:
Homebuilding sales	$26,427,123	$43,070,805
Financial services	2,204,168	2,841,302
Management services	44,410	24,032

Total revenues	28,675,701	45,936,139

Operating expenses:
Cost of sales	20,142,901	30,795,253
Selling and marketing expenses	2,130,023	2,732,547
General and administrative expenses	5,185,273	6,719,307

Operating income	1,217,504	5,689,032

Gain (loss) on derivative contracts, net	(164,372)	628,620
Other income, net	186,278	185,446

Net income before minority interest	1,239,410	6,503,098
Minority interest	(86,195)	(178,566)

Net income	1,153,215	6,324,532

Distributions to members	(1,500,000)	—
Beginning member’s capital	71,124,445	65,348,373

Member’s capital/stockholders’ equity	$70,777,660	$71,672,905

Condensed Consolidated and Combined Statements of Cash Flows
(unaudited)

	Three months ended March 31,
	2007	2006
Cash flows from operating activities:
Net income	$1,153,215	$6,324,532
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	149,283	134,006
Changes in fair value of derivative contracts	221,423	(670,258)
Minority interest	86,195	178,566

Change in:
Real estate inventory	(10,922,140)	(68,386,211)
Accounts receivable and other assets	(365,342)	(903,155)
Due to/from related parties	(41,154)	2,249,439
Deposits and escrows	657,299	4,042,426
Accounts payable and accrued expenses	802,641	(2,280,215)
Purchaser deposits	1,412,253	(714,265)
Accrued interest payable	(3,594,063)	(3,387,466)
Other liabilities	(25,347)	863,559

Total adjustments	(11,618,952)	(68,873,574)

Net cash used in operating activities	(10,465,737)	(62,549,042)

Cash flows used in investing activities-purchases of property and equipment	(14,591)	(502,349)

Cash flows from financing activities:
Repayments of loans payable	(2,750,000)	(25,394,963)
Draws on line of credit, net	18,750,000	54,000,000
Distribution to members	(1,500,000)	—
Distribution to minority partners	(116,385)	(123,829)

Net cash provided by financing activities	14,383,615	28,481,208

Net increase (decrease) in cash and cash equivalents	3,903,287	(34,570,183)
Cash and cash equivalents at beginning of period	2,845,724	44,331,867

Cash and cash equivalents at end of period	$6,749,011	$9,761,684

Supplemental disclosures of cash flow information:
Cash paid during the period for interest net of capitalized interest of $8,444,143 and $8,082,172, respectively	$40,300	$54,703

Selected Financial and Other Information:
The following table sets forth certain information regarding closings, new orders and backlog for the three month periods ended March 31, 2007 and 2006 (dollars in thousands):

	Three Months Ended March 31,
	2007	2006
	(dollars in thousands)
Homes Closed (homes):
Single-family	31	57
Townhome	11	—

Total	42	57

Average Sales Price of Homes Closed:
Single-family	$638	$756
Townhome	$605	$—
Average sales price of homes closed	$629	$756

Revenue from Homes Closed:
Single-family	$19,774	$43,071
Townhome	6,653	—

Total	$26,427	$43,071

New Orders (homes):
Single-family	50	78
Townhome	40	16

Total	90	94

Average Sales Price of New Orders:
Single-family	$590	$637
Townhome	$558	$289
Average sales price of all new orders	$576	$591

Backlog at End of Period (homes):
Single-family	76	189
Townhome	57	34

Total	133	223

Backlog Sales Value at End of Period:
Single-family	$46,048	$123,988
Townhome	31,776	11,445

Total	$77,824	$135,433

Average Sales Price Backlog End of Period:
Single-family	$606	$656
Townhome	$557	$337
Average sales price backlog value for all homes	$585	$607